Exhibit 3.5

CERTIFICATE OF FORMATION

OF

XM 1500 ECKINGTON LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company (hereinafter the “limited liability company”) is XM 1500 Eckington LLC.

SECOND: The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained under Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

Executed on May 29, 2001

By:	/s/ Joseph M. Titlebaum
Joseph M. Titlebaum
Authorized Person